Exhibit No. 99(a)

                     News Release Issued by
         Boise Cascade Corporation on February 15, 1994, announcing its plans to combine the majority of its newsprint, uncoated groundwood, and related assets into the Company's
Canadian subsidiary, Boise Cascade Canada Ltd.

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Media Contact:
Robert B. Hayes
(Office)  (208) 384-7675
(Home)    (208) 345-9863

Security Analyst Contact:
Vincent Hannity
(Office)  (208) 384-6390
(Home)    (208) 345-8141


FOR IMMEDIATE RELEASE: February 15, 1994


     BOISE CASCADE TO COMBINE MOST NEWSPRINT AND UNCOATED
          GROUNDWOOD ASSETS INTO CANADIAN SUBSIDIARY

     BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) took action today to further sharpen its operating focus, accelerate the growth and improvement of its three business segments, and strengthen its balance sheet.
     The company reported that it intends to combine the majority of its newsprint, uncoated groundwood, and related assets in its wholly owned Canadian subsidiary and to structure the transaction so that the Canadian company is independently managed, has its own access to financial markets, and can fund its future capital requirements.
     Boise Cascade said the Canadian company, with its dedication to the newsprint and groundwood paper business, will be particularly well-positioned to serve the needs of its customers.
     Boise Cascade said it is reviewing financial alternatives for accomplishing the transaction, including a recapitalization of the Canadian company and a sale of a portion of its equity.
     Boise Cascade said the move will enhance its ability to carry out its Blueprint for the '90s, the company's strategy for capitalizing on the potential of its coated and uncoated white paper and containerboard businesses, as well as its building products and office products distribution businesses. The company also said proceeds to Boise Cascade from the transaction will be used to strengthen its balance sheet by reducing parent-company debt and for general corporate purposes.
     Upon completion of the transaction, Boise Cascade will retain
3.1 million short tons of annual pulp and paper capacity and will continue to be among the largest producers of uncoated white papers in the U.S. and a major producer of coated white papers. The company will also continue to be among the largest producers of wood products in the country, a major factor in the wholesale distribution of building materials, and one of the largest distributors of office products in the U.S. Boise Cascade will also own or control more than 3 million acres of timberland in the U.S.
     The assets of the Canadian company currently include a pulp and paper mill in Kenora, Ontario, which has the capability to produce 300,000 short tons of newsprint and 45,000 short tons of uncoated groundwood paper annually and is currently building a recycling facility which will produce 106,200 short tons of recycled pulp annually; a pulp and paper mill in Fort Frances, Ontario, which can produce 290,000 short tons of uncoated groundwood papers and 135,000 short tons of market pulp annually; and long-term harvesting rights on 3.1 million acres of timberland in Ontario. In addition, the Canadian company will purchase Boise Cascade's pulp and paper mill in Steilacoom (West Tacoma), Washington. The West Tacoma mill has the capability to produce 190,000 short tons of recycled-content newsprint annually. Sales from these operations were approximately $350 million in 1993.
The Canadian company will also become the exclusive sales agent for the newsprint production of Boise Cascade's pulp and paper mill in DeRidder, Louisiana, which has annual newsprint capacity of 420,000 short tons.
     Boise Cascade Corporation is an integrated paper and forest products company headquartered in Boise, Idaho, with operations located in the United States and Canada. The company manufactures and distributes paper and paper products, office products, and building products and owns and manages timberland to support these operations. Sales in 1993 were $4 billion.